SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




Date of report (Date of earliest event reported)   April 16, 1998
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                             Base Ten Systems, Inc.
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               (Exact Name of Registrant as Specified in Charter)



         New Jersey                     0-7100              22-1804206
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(State or Other Jurisdiction            (Commission         (I.R.S. Employer
  Of Incorporation)                     File Number)        Identification No.)




One Electronics Drive, Trenton, New Jersey                       08619
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(Address of Principal Executive Offices)                      (Zip Code)




Registrant's telephone number, including area code            (609)586-7010
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Inapplicable
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(Former Name or Former Address, if Changed Since Last Report)


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                    INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.  Other Events.

         On April 16, 1998, at the Annual Shareholder's Meeting of Base Ten Systems, Inc. (the "Company"), the shareholders of the Company approved the amendment of the Certificate of Incorporation to modify certain terms of the Class A Common Stock and the Class B Common Stock. The modifications will increase the exchange ratio for conversion of Class B Common Stock from 1:1 to 1:1.5, change the voting rights of the Class A Common Stock and the Class B Common Stock with respect to the election of directors so that the directors of the Company will be elected by holders of Class A Common Stock and Class B Common Stock voting together as a single class; make the voting rights of both classes the same so that they have the same voting power; eliminate a separate vote by class of Class B Common Stock holders on certain corporate transactions; and change the dividend restriction so that Class A Common Stock and Class B Common Stock receive the same dividends.

         In December 1997, the National Association of Securities Dealers, Inc. (the "NASD") notified the Company that it proposed to de-list the Class B Common Stock from the Nasdaq SmallCap Market because the number of holders of Class B Common Stock appears to have fallen below 300 beneficial owners. The Company proposed these amendments to alleviate certain of the negative impact of such de-listing of the Class B Common Stock, and the NASD granted to the Company a temporary exception, until May 1, 1998, in order to permit the Company to effect these amendments. Following the close of business on May 1, 1998, however, the Class B Common Stock will no longer be listed on the Nasdaq SmallCap Market. The Class A Common Stock will continue to be listed on the Nasdaq National Market.

         This Current Report on Form 8-K also sets forth the description of the Company's capital stock following the above-described modification of certain terms of the Class A Common Stock and the Class B Common Stock.


                          DESCRIPTION OF CAPITAL STOCK

General

         The authorized capital stock of the Company currently consists of 40,000,000 shares of Class A Common Stock, 2,000,000 shares of Class B Common Stock and 999,500 shares of Preferred Stock, all of which have a par value of $1.00 per share. The Company has designated 18,975 shares of the Preferred Stock as Series A Preferred Stock.


Common Stock

         Dividends. Both classes of the Company's Common Stock have identical cash and property dividend rights. Cash or property dividends can be declared and paid on the Class A Common Stock and Class B Common Stock as a single class. If a dividend is paid, the same amount shall be paid in respect of each outstanding share of Class A Common Stock or Class B Common Stock.

         If at any time a distribution is to be paid in Class A Common Stock or Class B Common Stock (a "share distribution"), only shares of Class A Common Stock may be paid to holders of Class A Common Stock and only shares of Class B Common Stock may be paid to holders of Class B Common Stock. Whenever a share distribution is paid, the same number of shares shall be paid in respect of each outstanding share of Class A Common Stock or Class B Common Stock. The Company shall not combine or subdivide shares of either of such classes without at the same time making a proportionate combination of shares of the other of such classes.

         Voting Rights. Except for class votes as required by law or the Company's Certificate of Incorporation (and subject to voting rights that may be granted to any holders of Preferred Stock), holders of both classes of common stock vote or consent as a single class on all matters, including the election of directors, with each share of Class A Common Stock and each share of Class B Common Stock having one vote per share.

         All directors of the Company who have previously been elected by the holders of Class A Common Stock as a class and all directors who had previously been elected by the holders of Class B Common Stock as a class shall be considered as having been elected by the holders of Class A Common Stock and Class B Common Stock voting together.

         The holders of Class A Common Stock and Class B Stock shares, voting as a single class, shall be entitled to vote as a separate class on the removal, for cause, of any director (subject to voting rights of Preferred Stock).

         Conversion. At the option of the holder of record, each share of Class B Common Stock is convertible at any time into one and one-half (1.5) shares of Class A Common Stock (subject to adjustment in the event of a capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets, as provided in the Certificate of Incorporation). The Class A Common Stock is not convertible.

         Other Rights. Shareholders of the Company's common stock have no preemptive or other rights to subscribe for additional shares. On liquidation, dissolution or winding up of the Company, all shareholders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution. No shares of either class are subject to redemption. All outstanding shares are fully paid and non-assessable.

         Transfer Agent. The transfer agent and registrar for shares of the Class A Common Stock and Class B Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


Preferred Stock

General. The Company's Board of Directors is empowered to fix the designations, powers, preferences and relative, participating, optional or other special rights of the Preferred Stock and the qualifications, limitations or restrictions of those preferences or rights.


Series A Preferred Stock. As of April 16, 1998, the Company had issued 18,975 shares of Series A Preferred Shares. Holders of Series A Preferred Shares have the following rights, privileges and preferences:


         Term; Dividends and Illiquidity Payments. The Series A Preferred Shares have a term of three years and pay a cumulative dividend of 8.0% per annum during any quarter in which the closing bid price for the Class A Common Stock is less than $8.00 for any 10 consecutive trading days. An equivalent payment is payable to any holder of Series A Preferred Shares which is subject during any quarter to a standstill period (as described below) following a Company underwritten public offering or which is non-convertible because of the limitations described below. Such dividends and payments are payable only prior to conversion, and payable in cash or additional Series A Preferred Shares at the Company's option; however, if the Company elects to pay the dividend in Series A Preferred Shares, the amount of such payment will be 125% of the cash amount due.


         Liquidation   Preference.   The  Series  A  Preferred   Shares  have  a
liquidation preference as to principal amount and any accrued and unpaid dividends.


         Conversion Rights. The Series A Preferred Shares are convertible at any time or from time to time into Class A Common Stock, at a conversion price equal to the lesser of (i) $16.25 per share, or (ii) the Weighted Average Price of the Class A Common Stock prior to the conversion date. Weighted Average Price is defined as the volume weighted average price of Class A Common Stock on NASDAQ (as reported by Bloomberg Financial Markets) over any two trading days in the 20 trading day period ending on the day prior to the date the holder gives notice of conversion (excluding the lowest closing bid price in the period). The holder has the right to select such two days. No more than 3,040,000 shares of Class A Common Stock shall be issued upon conversion of all of the Series A Preferred Shares, except for additional shares of Class A Common Stock issuable pursuant to anti-dilution provisions and certain adjustments to the conversion price in certain circumstances. Any Series A Preferred Shares remaining outstanding because of this limitation may be redeemed at the holder's option for a subordinated 8% promissory note maturing when the Series A Preferred Shares would have matured.

         Company Redemption Right. The Company has the right, at any time, to redeem all or any part of the outstanding Series A Preferred Shares or subordinated notes at 130% of their original purchase price.

         Mandatory Redemption on Maturity. Any Series A Preferred Shares or subordinated notes still outstanding three years after issuance must be redeemed in either cash or at the Company's option, in Class A Common Stock. If the Company elects to make the redemption in Class A Common Stock, the amount of such payment will be 125% of the original purchase price.

         Voting Rights. The holders of the Series A Preferred Shares have the same voting rights as the holders of Class A Common Stock, calculated as if all outstanding shares of Series A Preferred Shares had been converted into shares of Class A Common Stock on the record date for determination of shareholders entitled to vote on the matter presented.

         Warrants. For each $1 million of the Series A Preferred Shares purchased, the purchaser received five-year warrants to purchase 40,000 shares of Class A Common Stock exercisable at $16.25 per share.

         Right of First Refusal. So long as the Series A Preferred Shares remain outstanding, each holder has the right (with certain exceptions) to purchase, on five days notice, up to that portion of any future equity financing by the Company which would be sufficient to enable the holder to maintain its percentage interest in the Company's equity on a fully diluted basis.

         Five Percent Limitation. The holders of the Series A Preferred Shares are not entitled to receive shares of Class A Common Stock upon a conversion to the extent that the sum of (i) the number of shares of Class A Common Stock beneficially owned by the holder and its affiliates (exclusive of shares of Class A Common Stock issuable upon conversion of the unconverted portion of the Series A Preferred Shares and shares of Class A Common Stock issuable upon conversion or exercise of any other securities of the Company) and (ii) the number of shares of Class A Common Stock issuable upon conversion of the Series A Preferred Shares then being converted, would result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding Class A Common Stock.

         Registration. The Company granted the holders of the Series A Preferred Shares mandatory registration rights with respect to the resale of the shares of Class A Common Stock underlying the Series A Preferred Shares (including any Series A Preferred Shares which may be issued as a dividend) and the shares of Class A Common Stock underlying the warrants issued to the holders of the Series A Preferred Shares. The holders of the Series A Preferred Shares have agreed, if requested by a managing underwriter, to a 90-day standstill period following any underwritten Company public offering during which period the holders may not sell the Class A Common Stock underlying both the Series A Preferred Shares and the warrants issued to the holders, but not in excess of two such standstills in any 18-month period. In the event a standstill period is effective, the maturity date of the Series A Preferred Shares would be extended by the duration of the standstill period.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits
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         3(d)     Amendment to Certificate of  Incorporation  filed on March 31,
                  1998.

         3(e)     Amendment to Certificate of  Incorporation  filed on April 21,
                  1998.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   April 23, 1998

                                         BASE TEN SYSTEMS, INC.


                                            THOMAS E. GARDNER
                                         By:_________________________
                                            Thomas E. Gardner
                                            President, Chairman and
                                            Chief Executive Officer